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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SYNAVANT INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[SYNAVANT Inc. Letterhead]

April 10, 2003

Dear Fellow Shareholders

During 2002 SYNAVANT achieved several important milestones as we continued to develop the company's capabilities as a leading provider of Customer Relationship Management (CRM) technology services and Interactive Marketing solutions for the global pharmaceutical industry. These milestones included the challenge of retaining customers wishing to transition away from our legacy sales force automation technology, the upgrading and re-focusing of our sales teams, the relocation of our U.S. Interactive Marketing business, the reduction of our net loss versus a year ago and improved cash flow from operations.

CRM Technology Services Business

In SYNAVANT's CRM technology services business we worked hard to meet the challenge of transitioning customers through a variety of strategies:

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  By building on our relationship with Siebel Systems through the Strategic Consulting Partnership we entered into at the end of 2001 and by expanding our Siebel ePharma-based services business. We trained and certified key technical staff on the latest CRM software, Siebel 7, and furthered our development of high value Siebel-based solutions, including sales force effectiveness modules, user training programs and our proprietary Implementation Toolkit™ that underpins the quality of our high-value services.

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  By adding top talent to our CRM technology sales leadership team in the U.S. and Europe, through which several new customers and a growing opportunity pipeline resulted. Recent SYNAVANT business developments include multi-million dollar projects with Kos Pharmaceuticals and Novartis Pharmaceuticals Corporation in the U.S. for Siebel-related services.

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  By increasing the breadth of SYNAVANT's CRM technology solutions and services portfolio through our partnership with update software AG to develop a new technology offering specifically for pharmaceutical companies in the mid-market sector. Branded première.updateSM, the new offering is targeted at companies wishing to optimize their commercial capabilities primarily in the sales and marketing arena without the need to change their core structure and business processes, often required by a move to full multi-channel CRM. This new offering was launched in November 2002 and has attracted the market's interest with SYNAVANT commercial teams engaged currently in discussions with more than 20 different companies across Europe.

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  By utilizing SYNAVANT's integrated services facility in Norcross, Georgia to deliver comprehensive help desk, hardware services and data management services to selected non-pharmaceutical companies.

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  By leveraging alliances to expand SYNAVANT's offerings of innovative new technology solutions and services including:

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  SynVocallSM, which employs Broca Networks' voice recognition technology as a pharmaceutical territory management tool in the U.K.

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  Computer Systems Validation Services, which combine SYNAVANT's technical testing and IT system validation experience with BuzzeoPDMA's expert regulatory knowledge to help pharmaceutical companies comply with stringent government regulatory requirements for software applications and systems in the U.S.

In fourth-quarter 2002 these strategies, together with service contract extensions for certain customers that were scheduled originally to transition away from SYNAVANT in 2003, have succeeded in reducing the impact of 2003 customer transitions by between $5 million and $7 million. We now expect the impact to be between $20 million and $23 million on 2003 revenue, down from an original estimate of $25 million to $30 million.

Interactive Marketing Business

An important step for SYNAVANT's Interactive Marketing business in 2002 was the relocation of our U.S. Interactive Marketing operation to a new office facility in Wayne, New Jersey and the related opening of a new distribution center in nearby Totowa, New Jersey. Both facilities enable us to serve the pharmaceutical marketing needs of our customers more efficiently and will support future growth at comparable cost to our former premises.

Since our relocation in third-quarter 2002, we have begun to capitalize on our new facilities, enhanced capabilities and increased capacity in the U.S. to deliver large integrated pharmaceutical promotion campaigns that provide high value to our customers. Typically, these campaigns utilize our interactive direct mail, sample distribution, medical information telemarketing, targeting and data management capabilities in an integrated, high-impact program.

In addition, we successfully launched three new Interactive Marketing services:

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  Thought Leader Influence NetworkSM, a solution that helps pharmaceutical companies increase the adoption rate of important new therapies.

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  Value ScriptSM, an alternative to more traditional sampling of pharmaceutical products.

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  Marketing Optimization AnalysisSM, to help pharmaceutical companies design and implement more effective multi-channel marketing programs.

These new services demonstrate the value of our Interactive Marketing business to pharmaceutical brand managers and help penetrate new accounts and improve leverage of our traditional services.

Throughout 2002 our customers remained cautious in a difficult business environment due to potential threats of government intervention to drive down the pricing of pharmaceutical products, new guidelines on promotion activities and fewer new pharmaceutical product approvals and marketing introductions. As a result, our customers tended to reduce their marketing budgets, which inhibited the growth in their utilization of SYNAVANT Interactive Marketing services. Delays in customer new pharmaceutical product approvals also had an impact on us as important new product launch programs designed to leverage multiple SYNAVANT services in 2002 were planned but have not yet been implemented.

2002 Results

SYNAVANT's full-year 2002 revenue was $166.4 million, down 8% versus a year ago, resulting in a net loss of $11.1 million, or $0.73 per share, compared with 2001 revenue of $180.5 million and a net loss of $19.5 million or $1.30 per share (exclusive of FAS 142 goodwill amortization of $11.7 million). Despite lower revenue, our net loss was significantly reduced reflecting our continued efforts to reduce costs. The main reasons for our decline in 2002 revenue are the impact of previously announced customer transitions, a general slow-down in customer sales force expansions and the anticipated drop in license and maintenance fees for SYNAVANT's legacy software. On a constant dollar basis, revenue for 2002 declined by 10% versus 2001. While currency favorably impacted revenue, the positive impact on full-year operating income was less than $0.3 million.

SYNAVANT's 2002 results include one-time restructuring charges of $2.2 million. The cash payments related to restructuring totaled $4.9 million for 2002. Of the restructuring charges taken in 2001, $0.5 million remained to be paid as of December 31, 2002, and $1.6 million of the $2.2 million 2002 restructuring charge remained to be paid as of the end of the year. In addition to restructuring charges during the year, SYNAVANT recorded transaction related expenses of $2.4 million in the fourth quarter in connection with the sale of our global Interactive Marketing business that we announced on March 16, 2003.

At December 31, 2002, SYNAVANT's cash and cash equivalents totaled $7.0 million, compared with $9.6 million at December 31, 2001. For the full-year 2002, cash provided by operations totaled $2.2 million after $4.9 million of restructuring payments.

Looking forward to 2003

As a result of our announcement on March 16, 2003 regarding our Agreement to sell the global Interactive Marketing business to CEGEDIM S.A. for $43.5 million in cash, we expect 2003 to be a year of significant change for SYNAVANT. Subject to shareholder and regulatory approval and customary closing conditions, we expect the Interactive Marketing transaction to close in the second or third quarter of 2003. This transaction is structured to result in minimal taxes. We will utilize proceeds received from the transaction to continue the restructure of our remaining business operations, downsize our corporate infrastructure to improve profitability and settle certain liabilities.

SYNAVANT has $2.1 million dollars of restructuring liabilities and $9.0 million of distribution liabilities as of December 31, 2002. Pursuant to a letter of agreement signed between SYNAVANT, IMS Health and CEGEDIM S.A. in March 2003, SYNAVANT has agreed to settle the distribution liabilities for approximately $8.4 million from the proceeds of the transaction. IMS Health has also agreed to eliminate noncompete restrictions contained in Section 2.16 of the Distribution Agreement. In addition, SYNAVANT has a requirement to fund approximately $5.0 million to $6.0 million of potential obligations under certain amended and restated Change in Control agreements. These liabilities and potential obligations, among others, will be considered when determining the net proceeds available for distribution to shareholders. We expect that a portion of the proceeds from the sale of our Interactive Marketing division will be available for distribution to shareholders, but no decision has been made as to the amount, timing, or form of such distribution.

SYNAVANT has filed a copy of the Definitive Agreement with CEGEDIM S.A. via a Form 8-K Filing with the Securities and Exchange Commission (SEC). In connection with the upcoming special shareholders' meeting at which SYNAVANT shareholders will vote on the sale of the global Interactive Marketing business, SYNAVANT intends to file a preliminary proxy statement with the SEC. SYNAVANT SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies from SYNAVANT shareholders will be contained in the preliminary proxy statement. Investors and shareholders may obtain a free copy of the preliminary proxy statement, when available, and other documents filed by SYNAVANT with the SEC at the SEC's internet website at www.sec.gov. SYNAVANT shareholders may also obtain free copies of the proxy statement and other documents filed by SYNAVANT in connection with the special meeting by directing a request to: SYNAVANT Inc., at 3445 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, attention: Vincent J. Napoleon, Corporate Secretary.

CRM Technology Services Business in 2003

Following the sale of the global Interactive Marketing business, we will focus on enhancing shareholder value through the continued transition of our CRM technology services business. Our Board will consider all strategic alternatives available to enhance the value of our remaining business, which may include further development of and investment in the business or other strategic transactions.

I am excited about the prospects of our technology business, which will focus its efforts on the profitable delivery of CRM services and continue to secure customers from a growing pipeline of opportunities. These opportunities span several sectors ranging from full multi-channel pharmaceutical CRM prospects to mid-market pharmaceutical CRM requirements for companies' sales and marketing functions and providing specialist services such as hardware and computer systems validation services for both pharmaceutical and selected non-pharmaceutical companies.

I thank our shareholders, customers, employees and partners for their continued commitment to SYNAVANT. As we embark on 2003 and our new era of change, you have my commitment that I will continue to take all steps possible to build a sound CRM technology services business and deliver enhanced shareholder value.

Sincerely

/s/ Wayne P. Yetter

Wayne P. Yetter
Chairman and Chief Executive Officer

Implementation Toolkit™, première.updateSM, SynVocallSM, Thought Leader Influence NetworkSM, Value ScriptSM, Marketing Optimization AnalysisSM are service and/or trade marks of SYNAVANT Inc.

All other trademarks and trade names referenced in this document are the properties of their respective owners and are mentioned for identification purposes only.

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions.

SYNAVANT Inc. Annual Meeting of Shareholders

May 13, 2003 at 10.00 am (local time)
At the offices of:
Womble, Carlyle, Sandridge & Rice, PLLC
One Atlantic Center, 1201 West Peachtree Street, Suite 3500, Atlanta, GA 30309
Telephone: +1 404-872-7000                        Contact: Alonzo Llorens, Esq

Directors
Wayne P. Yetter Chairman and Chief Executive Officer	Robert Kamerschen Formerly Chairman and CEO DIMAC Marketing Corporation Chairman of Benefits and Compensation Committee
Eugene H. Lockhart Venture Partner Oak Investment Partners Member of Benefits and Compensation Committee	Peter H. Fuchs Chairman TheBrain Technology Corporation Member of Audit Committee and Benefits and Compensation Committee
Barry L. Williams President Williams Pacific Ventures, Inc. Chairman of Audit Committee	Mary A. Madden Chief Operating Officer ValuBond Incorporated Member of Audit Committee

Trading Symbol	Trading Range
Closing Price
SYNAVANT shares trade on Nasdaq under the symbol "SNVT"	Calendar Year 2002 First Quarter Second Quarter Third Quarter Fourth Quarter Full Year 2002	$ $ $ $ $	High 4.297 3.180 2.250 1.020 4.297	$ $ $ $ $	Low 2.521 1.410 0.760 0.410 0.410

Corporate Headquarters	Transfer Agent
SYNAVANT Inc. 3445 Peachtree Road NE Suite 1400, Atlanta, GA 30326	EquiServe Trust Company Post Office Box 43069 Providence, RI 02940-3069
Telephone: +1 404-841-4000 Website: www.synavant.com	Telephone: +1 781-575-2723 Hearing impaired callers: +1 800-490-1493 or +1 781-575-2692 Website: www.equiserve.com

QuickLinks

  Interactive Marketing Business
  2002 Results
  Looking forward to 2003
  CRM Technology Services Business in 2003
  SYNAVANT Inc. Annual Meeting of Shareholders